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RUBICON TECHNOLOGY, INC.

(Name of Registrant as Specified In Its Charter)

PARAGON TECHNOLOGIES, INC.

HESHAM M. GAD

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Paragon Technologies Issues Letter to Rubicon Technology Shareholders

APRIL 27, 2022 – EASTON, PA

To Shareholders of Rubicon Technology:

As many of you may know, Paragon Technologies, Inc. (OTC: PGNT), (“Paragon”), has been a shareholder of Rubicon Technology (NASDAQ: RBCN), (“Rubicon”) for more than five years. During that time, Paragon sought representation on Rubicon’s board based on our view that the company’s management and directors have failed to enhance shareholder value or reverse the company’s persistent failure to generate positive financial results. Five years is more than enough time to expect meaningful results. At the end of 2021 Rubicon’s share price stood at approximately $9.00, compared to approximately $8.00 per share at December 31, 2017, a 12% total return versus the NASDAQ and S&P 500 which returned over 135% and 91%, respectively, over the comparable period. We firmly believe that the board has fundamentally failed in their fiduciary responsibilities.

Specifically:

•	The company has not generated any profitable operations for the last five years since Rubicon appointed its current CEO, Timothy E. Brog.

•	While failing to show any profits and a stock price return of approximately 2% a year during the past five years (versus over 20% per year for the NASDAQ) the board has awarded its CEO over 100,000 shares worth over $1 million, representing approximately four percent (4%) of currently outstanding shares.

•	Has compensated the CEO, on average, more than $ $600,000 annually although he has yet to consummate a single meaningful or profitable acquisition during the past five years or make any significant operational change to reverse the company’s decaying financial position; and

•	The Board and management have yet to present shareholders with a comprehensive plan to realize on company’ cash position or NOLs.

Most recently, we became aware of information that concerned us enough to engage with the company’s Chairman. Essentially, those discussions proved fruitless as we received no commitment for the board that they would investigate the allegations related to company’s CEO.

With Rubicon’s stock price virtually unchanged over these last five years, the financial returns to shareholders have been subordinated to the financial interests of management and the directors charged to be the representatives of the shareholders. They are the only people who have benefited financially over that period.

We believe shareholders have been more than patient and that it is now time for Rubicon’s board to immediately put forward a plan that will demonstrate to shareholders their ability to create and sustain shareholder value. It is time that the Rubicon Board and Mr. Brog provide us with specifics of their plans and intentions for the company to justify Mr. Brog’s cash and equity compensation. In 2021, Rubicon stock began the year at $9.05 per share and ended 2021 at $8.97 per share reflecting a loss of almost 1% while the NASDAQ rose almost 21%. Clearly, Rubicon shareholders continue to get the short end of the stick.

It is time that the Rubicon board become more focused on shareholder value. In February, Paragon filed a plan to restructure and revitalize Rubicon, outlining specific catalysts we believe will revitalize Rubicon for the benefit of its shareholders. Our attempts to agitate for better shareholder representation continue to be met with stonewalling by a board that believes the company’s shareholders will continue to accept the abject failures of the past five years.

Our intentions for Rubicon are singular: after 5 years of stagnation, we believe there is a path to deliver a catalyst that will revitalize the company. We believe we have such a plan and that our plan is focused, urgent, intentional, and transparent. We encourage all shareholders to review our February filing with the SEC.

Unfortunately, it is becoming more apparent that Rubicon’s current Board and management are acting in their own best interests rather than the best interests of both Rubicon and its shareholders. How else can you explain why a director, obligated to act as a fiduciary to shareholders, when presented with a plan and possible catalyst for the company, a plan they have been unable to produce over the past five years, refuse to give it any shred of consideration?

Please join us in demanding:

1)	More accountability from the board of Rubicon and company management.

2)	That the Board and CEO defer their 2022 compensation until they announce a profitable business acquisition that will unlock shareholder value by delivering real profits to Rubicon and utilize Rubicon’s decaying NOL’s: and

3)	Greater transparency from the board on exactly what plan they have for unlocking shareholder value together with a timeline and milestones for achieving those objectives.

We hope that you too will become advocates for change at Rubicon. After the past five years, as shareholders, we cannot have another year or more of the same share price stagnation, decaying NOL’s, and a business without any material operations compensating the CEO as if Rubicon was a functioning a living operating company. If you are a likeminded shareholder to Paragon, please reach out so that we can work together to bring about the necessary change to create real shareholder value and board representation reflective of that objective.

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Paragon Technologies, Inc. intends to make a filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement and accompanying proxy card to be used to solicit votes for the election of director nominees at the 2022 annual meeting of shareholders of Rubicon Technology, Inc., a Delaware corporation (the “company”).

Paragon Technologies, Inc. is the beneficial owner of 82,654 shares of common stock of the company, par value $0.001 per share (“Common Stock”), and Hesham M. Gad is the direct beneficial owner of an additional 700 shares of Common Stock. Mr. Gad serves as Chief Executive Officer and Chairman of the Board of Paragon Technologies, Inc.

Paragon Technologies, Inc., Mr. Gad, and Paragon’s director nominees will be the participants in the proxy solicitation. Updated information regarding the participants and their direct and indirect interests in the solicitation, by security holdings or otherwise, will be included in Paragon’s proxy statement and other materials filed with the SEC. SHAREHOLDERS OF THE COMPANY SHOULD READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS CAREFULLY AND IN THEIR ENTIRETY AS THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION RELATING TO THE COMPANY’S ANNUAL MEETING, PARAGON’S SOLICITATION OF PROXIES AND PARAGON’S NOMINEES TO THE BOARD. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT WWW.SEC.GOV OR FROM PARAGON TECHNOLOGIES, INC.